Exhibit 21.1
ACCEL ENTERTAINMENT, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Jurisdiction of Incorporation/Organization

Accel Entertainment LLC	Delaware
Accel Entertainment Gaming, LLC	Illinois
Accel Entertainment Gaming (PA), LLC	Pennsylvania
Accel Entertainment Gaming (MO), LLC	Missouri
Bulldog Holding, LLC	Georgia
Bulldog Gaming, LLC	Georgia
Hawkeye Gaming, LLC	Iowa
Accel Abraham Facility, LLC	Illinois
Accel Momence Watseka LLC	Illinois
Grand River Jackpot, LLC	Illinois
Grand River Amusements LLC	Illinois